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                                    [LOGO]

November 27, 1996

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

                       RE: HUNGARIAN BROADCASTING CORP.

                              COMMISSION FILE. NO. 333-13371

Gentlemen:

  This opinion is being furnished to you with respect to a public offering and sale by Hungarian Broadcasting Corp., ("HBCO") (the "Company") of 500,000 units (the "Units"), each Unit consisting of one share of Series A Convertible Cumulative Redeemable Preferred Stock, (the "Preferred Shares") and one Common Stock Purchase Warrant (the "Warrants"), which public offering is more fully described in the Registration Statement on Form SB-2, and Amendments thereto, No. 333-13371 filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

  We have acted as legal counsel to the Company in connection with the preparation of the Registration Statement and in connection with various related matters. During the course of the preparation of the Registration Statement, we participated in conferences (telephone and/or in person) with officers of the Company, with representatives of the Company's independent accountants and with representatives of J.W. Barclay & Co., Inc., during which the contents of the Registration Statement and various other related matters were discussed. We have also examined the Certificate of Incorporation of the Company as amended (as filed with the Secretary of State of Delaware), the By-Laws of the Company and such other corporate records and other documents as we have deemed necessary or desirable as the basis for our opinion hereinafter set forth:

  Based upon and subject to the foregoing, we are of the opinion that:

    (a) The Company is a corporation duly organized and validly existing under the laws of the State of Delaware and has full corporate power to own its properties and to conduct its business as such is described in the Registration Statement.

    (b) The Units and the Preferred Shares and Warrants comprising such Units have been duly authorized and will, upon payment therefor and delivery thereof in accordance with the Registration Statement, be validly issued and fully paid and non-assessable, and all corporate action required to be taken by the Company for the authorization, issuance and sale of the Units, Preferred Shares and Warrants has been validly and sufficiently taken and the certificates representing the Preferred Shares and Warrants are in proper legal form.

    (c) The common stock issuable upon conversion of the Preferred Shares and upon exercise of the Warrants has been duly and validly authorized and reserved for issuance upon such conversion and exercise and when issued in accordance with the terms of the Preferred Shares and the Warrants, will be validly issued, fully paid and non-assessable.

  We consent to the filing of this opinion as an Exhibit to the aforesaid Registration Statement and further consent to the reference made to this law firm under the caption "Legal Opinions" in the Prospectus constituting a part of such Registration Statement.

                                          Very truly yours

                                          Cohen & Cohen

                                          [ART]

                                          Frank R. Cohen

FRC:kc